Exhibit 10.1

April 8, 2019

Mr. Timothy R. Wright

4 Jib Road

Wilmington, NC 28411

Dear Tim:

I am pleased to confirm in this letter (the “Letter Agreement”) our revised offer of employment to you for the position of Chief Executive Officer on behalf of MiMedx Group, Inc. (“MiMedx” or “Company”), subject to terms and conditions of this Letter Agreement. Your employment is to commence on or about May 1, 2019. In this position, you will report directly to the MiMedx Board of Directors (the “Board of Directors”).

Promptly following the date you commence employment with the Company in the capacity of Chief Executive Officer, you will be appointed to the Board of Directors with the Director Class to be determined. While serving in your capacity of Chief Executive Officer and member of the Board of Directors, you may not serve as MiMedx Chairman of the Board, nor serve as a member of any Committees of the Board of Directors. All compensation paid to you by the Company during this period will be resulting from your role of Chief Executive Officer, and you will not receive any additional compensation for your service on the Board of Directors. Your eligibility to serve as a member of the Board of Directors is conditioned on your employment as MiMedx Chief Executive Officer. Your service as a member of the Board of Directors will terminate effective as of the date you no longer are MiMedx’s Chief Executive Officer, whether due to the termination of your employment (without regard to the reason for such termination) or otherwise.

1.	Base Salary

Your initial base salary will be $28,846.15 (gross before deductions) per biweekly pay period, which is equivalent to the gross amount of $750,000 on an annualized basis. Your salary will be payable on a biweekly basis. Your future salary adjustments will be in accordance with Company policy and based upon individual and Company performance.

2.	Participation in the MiMedx Management Incentive Plan (“MIP”)

You will be eligible to participate in the MiMedx 2019 Management Incentive Plan (“MIP”) with an annual target cash bonus amount equal to one hundred percent (100%) of the base salary paid to you in accordance with the terms of such program in effect from time-to-time (the “Base Bonus”). You will be eligible to begin participating immediately upon employment, and your participation in the 2019 MIP will be based on a full year and will not be prorated.

Your incentive amount will be calculated based on the achievement of MiMedx financial targets and your individual objectives. The components of your Base Bonus for the 2019 MIP are as follows: one-third (1/3) of your Base Bonus would be determined based upon 2019 Consolidated MiMedx Revenue performance (“2019 Revenue”); one-third (1/3) would be determined based upon 2019 Consolidated MiMedx Adjusted Earnings Before Interest, Income Taxes, Depreciation, Amortization, Share-Based Compensation and Nonrecurring Legal and Investigation-Related Expenses performance (“2019 Adjusted EBITDA”); and one-third (1/3) would be based upon your performance with respect to individual objectives for 2019 (“2019 Individual Objectives”).

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 2

The 2019 MIP provides participants with the opportunity to earn an Excess Bonus, as defined in the 2019 MIP. The excess bonus is earned for varying levels of 2019 Revenue performance in excess of the Company’s 2019 Revenue Target and varying levels of 2019 Adjusted EBITDA performance in excess of the Company’s 2019 Adjusted EBITDA target. Inclusive of the excess bonus, the total bonus (Base Bonus plus excess bonus) can reach up to two (2) times a participant’s Base Bonus amount.

The Compensation Committee of the Board has approved and is recommending to the full Board for its approval a minimum payout commitment of no less that fifty percent (50%) of your 2019 target base bonus. The recommendation is as follows: In the event that the actual calculated 2019 MIP payout made to you in March 2020 based on the actual financial performance of the components of the 2019 MIP is less than fifty percent (50%) of your target base bonus for the 2019 MIP, then the Company will add a discretionary payment to the MIP payout such that your total payout will be equal to fifty percent (50%) of your target base bonus for the 2019 MIP. This minimum payout commitment will not prevent you from earning a larger payout, up to the above referenced excess bonus, based on the actual financial performance of the components of the 2019 MIP. The payment, if applicable, of the above minimum payout commitment shall be made to you coincident with the payment date of the 2019 MIP and in accordance with the Company’s payroll processes.

The Company’s 2019 financial targets for 2019 Revenue and 2019 Adjusted EBITDA were approved by the Board of Directors at its meeting held on February 21, 2019. You will receive further confirmation of the specific financial targets applicable to your participation in the 2019 MIP and will participate with the Board of Directors in developing your 2019 individual objectives applicable to the 2019 MIP.

3.	Participation in the MiMedx 2016 Equity and Cash Incentive Plan

The Compensation Committee of the Board of Directors and the full Board of Directors has approved that you be granted a Restricted Stock Award of shares of MiMedx Common Stock (the “Restricted Shares”). The Restricted Shares that were recommended and approved are to be equivalent to $3,375,000 in value based on the share price of the Company’s common stock, quoted on the OTC PINK market, as of the market close on the date (the “Grant Date”) that you commence employment with MiMedx. If the number of Restricted Shares necessary to achieve a grant value of $3,375,000 exceeds 1,000,000 shares of MiMedx common stock, such grant shall be limited to 1,000,000 Restricted Shares. Such Restricted Stock Award will be subject to the terms and conditions of the Company’s 2016 Equity and Cash Incentive Plan (the “Stock Plan”) and the Company’s customary Restricted Stock Award Agreement. The “Restricted Periods” are the one year period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the successive one-year periods ending on the second and third anniversaries of the Grant Date. Provided you remain an eligible participant in the Stock Plan, at the end of such Restricted Period, you shall become vested in one-third of the Restricted Shares.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 3

You represent that you are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act of 1933 (the “Securities Act”)). You understand that the Restricted Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Restricted Shares have not been registered under the Securities Act. You understand that the Restricted Shares, even when vested, may not be resold, transferred, pledged or otherwise disposed of by you absent an effective registration statement under the Securities Act, except pursuant to Rule 144 or other applicable exemption under the Securities Act, provided that all of the applicable conditions of Rule 144 or such other applicable exemption have been met, and that any certificates or book-entry records representing the Restricted Shares shall contain a legend to such effect.

You acknowledge that you are aware that there are substantial risks incident to the ownership of the Restricted Shares. You have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Restricted Shares, and you have sought such accounting, legal and tax advice as you have considered necessary to make an informed decision to accept the Restricted Shares as part of your compensation.

Based on the Company’s analysis of competitive data, the Company has established a target annual longterm incentive value for each position eligible to participate in the Company’s long-term incentive program. This target is expressed as a percentage of the participant’s annual base salary, and is used as a guide by which to measure the appropriate and competitive value of the annual long-term incentive grant to be proposed by the Company for approval by the Compensation Committee. In your position of Chief Executive Officer, your target annual long-term incentive value is four hundred and fifty percent (450%) of your annual base salary. At your initial salary equivalent to the gross amount of $750,000 on an annualized basis, your target annual long-term incentive value would translate to $3,375,000. You will be eligible for your next grant under the Stock Plan in 2020.

4.	Special One-Time Bonus

As an incentive to enter the employ of the Company, you will be eligible to receive a special bonus payment in the amount of $500,000 (gross before deductions) payable on the first regularly scheduled Company payroll date after you have been employed by the Company for ninety (90) days. You must be an active employee with the Company on the date of payment in order to remain eligible for the above referenced special bonus. In the event that you voluntarily resign from the Company for reasons other than Good Reason, as defined in this Letter Agreement, or your employment with the Company is terminated for Cause, as defined in this Letter Agreement, within twelve (12) months following the commencement of your employment with MiMedx, you will be required to repay to the Company the full amount of this special bonus payment.

5.	Change In Control Severance Arrangement

The MiMedx Board of Directors has authorized the Company to enter into a Change in Control Severance and Restrictive Covenant Agreement (the “Severance Agreement”) with you as soon as reasonably practicable after your commencement of employment with the Company. A copy of the Severance Agreement is attached. The following is a summary of certain of the terms and conditions of the Severance Agreement:

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 4

If you are an employee of the Company at the time of a Change in Control (as defined in the Severance Agreement), you shall be entitled to the compensation and benefits as described below upon the subsequent termination of your employment with the Company by you or by the Company during the term of the Severance Agreement, unless such termination is as a result of (i) your death; (ii) your disability; (iii) your retirement; (iv) your termination by the Company for Cause (as defined in the Severance Agreement); or (v) your decision to terminate your employment other than for Good Reason (as defined in the Severance Agreement) (each of (i)-(v), a “Disqualified Termination”).

After a Change in Control (as defined in the Severance Agreement) of the Company has been consummated, if the Company terminates your employment other than pursuant to a Disqualified Termination, or if you terminate your employment for Good Reason (as defined in the Severance Agreement), then the Company shall pay or provide to you, as severance compensation and in consideration of your adherence to all post termination terms and conditions defined in the Severance Agreement, the following:

(a) An amount equal to two and one-half (2.5) times your annual base compensation and targeted base bonus on the date of the Change in Control (as defined in the Severance Agreement) which amount shall be paid to you in cash on or before the fifth business day following the date of termination of employment; and

(b) For a period of thirty (30) months following your date of termination of employment, the following benefits are provided to you:

i.

if you elect and remain eligible for COBRA coverage for you and anyone entitled to claim under or through you, you shall be entitled to purchase the COBRA coverage under the group medical plan or dental plan at a subsidized COBRA rate equal to the “active” employee contribution rate for you and your dependents (where applicable); and

ii.

your participation in the life or other similar insurance or death benefit plan, or other present or future similar group employee benefit plan or program of the Company (excluding short-term or long-term disability insurance) for which key Employees are eligible at the date of a Change in Control, to the same extent as if you had continued to be an employee of the Company during such period and such benefits shall, to the extent not fully paid under any such plan or program, be paid by the Company.

The Company’s obligation to provide the above severance payments is expressly contingent upon the Company’s prior receipt of an executed copy of a separation agreement containing the Company’s General Release (the “General Release”). The Company will have no obligation to provide severance payments in the event that you (i) do not deliver to the Company an executed General Release, or (ii) do deliver an executed General Release to the Company, but you breach any representation, warranty or covenant of the General Release after delivery, or if you revoke such General Release. In the event of any conflict between the terms of this Letter Agreement and the Severance Agreement, the terms of the Severance Agreement will govern.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 5

6.	Severance Arrangement Without a Change In Control

In the event of the termination of your employment (without a prior Change in Control) by the Company for reasons other than for “Cause,” or by you with “Good Reason,” (each as defined in this Letter Agreement), subject to the terms and conditions of this Letter Agreement, you will be eligible to receive (a) a severance payment in an amount equal to twenty-four (24) months of your then-current base salary plus two (2.0) times your then-current annual target Base Bonus amount under the Company’s then-current annual cash incentive bonus in which you are eligible to participate, payable in equal installments according to the Company’s standard bi-weekly payroll schedule over the twenty-four (24) months following the effective termination date of your employment (such benefit, the “Severance Benefit” and such payment period, the “Severance Period”) and (b) a “COBRA Subsidy Benefit” (as described below), each subject to the terms and conditions in this Letter Agreement, and provided that the Company’s obligation to provide the above severance payments is expressly contingent upon the Company’s prior receipt of an executed copy of the General Release. The Company will have no obligation to provide severance payments in the event that you (i) do not deliver to the Company an executed General Release, or (ii) do deliver an executed General Release to the Company, but you breach any representation, warranty or covenant of the General Release after delivery, or if you revoke such General Release. The Severance Benefit will commence no later than the first regularly scheduled Company payroll after the Company’s receipt of the fully executed separation agreement and release and expiration of any applicable revocation period (provided that you otherwise have fulfilled your obligations under this Letter Agreement, and subject to the requirements of Section 409A described below).

During the Severance Period, you and anyone entitled to claim under or through you shall also be eligible to continue your then-current coverage under the Company’s group medical plan, dental plan, vision plan, subject to the terms and conditions of such plans as in effect or amended from time to time, provided that you timely elect such coverage under COBRA. If you timely elect such continued coverage, during the Severance Period, you will continue participation in these plans at the then-current “active” employee contribution rate for you and eligible dependents (where applicable) and the Company will pay the “employer” share of the coverage premium (the “COBRA Subsidy Benefit”). After the Severance Period, any continued coverage pursuant to COBRA will be at your sole expense. Any participation (if any) in any of the Company’s other benefit plans and policies will be determined in accordance with the terms and conditions of such plans and policies. However, because you will no longer be an employee of the Company after your termination date, you will not accrue any bonus, PTO or other compensation during the Severance Period.

Notwithstanding anything to the contrary in this Letter Agreement, you will not be eligible to earn and will not receive any Severance Benefit or COBRA Subsidy Benefit if your employment is terminated for Cause or the Company, in its sole discretion, subsequently concludes that facts and circumstances exist or existed that would have justified a termination for Cause. Additionally, if the Company determines (in its sole discretion) after any such severance benefits have commenced or otherwise been provided to you under this Letter Agreement, that there are facts and circumstances that would have justified a termination of your employment for Cause, you will no longer receive any such benefits and the Company may require you to repay upon thirty (30) days’ notice the gross amount of the Severance Benefit and COBRA Subsidy Benefit (or any portion thereof) that previously were paid to you or on your behalf. If the Company is obligated under applicable law to provide severance pay, notice pay or other similar benefits or is obligated by law to provide any advance notice of the separation of your employment (“Notice Period”), then the Severance Benefit will be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any such severance pay, notice pay or other similar benefits provided during any Notice Period. Without limiting any other provision of this Letter Agreement, you agree that upon any termination of your employment with the Company for any reason, you will be deemed to have resigned from all positions held by you with the Company and its subsidiaries and affiliates, including any directorships you hold at the Company or any of its subsidiaries or affiliates.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 6

7.	Relocation and Commuting Benefits

You will be expected to relocate to the Atlanta area within a reasonable time following your commencement of employment. Until such reasonable time is completed, the Company will provide various commuting benefits to you. The Company views that a reasonable time frame for you to commute to the Atlanta area, should not exceed twenty-four (24) months from your initial date of employment. During this time and at Company expense, MiMedx will provide an apartment in the Atlanta, Georgia area for you to reside during the days of the week that you work from the Company’s Marietta office. The Company will pay for your weekly airfare to and from Wilmington and Atlanta, subject to the other applicable terms and conditions of Company’s business expense policies. If you choose to remain in the Atlanta area over a weekend, the Company will pay for your spouse’s reasonable airfare to and from Wilmington and Atlanta for one weekend each month. Also at Company expense, MiMedx will secure a rental car on a long-term rental arrangement that you will be able to use during your time in Marietta.

After this initial period of 24 months, you will be required to relocate your primary residence to the Atlanta metropolitan area. In connection with your relocation, the Company will provide you with a reasonable relocation benefits package to include reimbursement for 1) expenses associated with movement of household goods and vehicles, appliance servicing and storage; 2) expenses for house hunting trips; 3) temporary living expenses; 4) expenses associated with the sale of former residence, if applicable, including attorney’s costs, real estate broker fees and other expenses that are traditionally the responsibility of the seller; 5) expenses associated with the purchase of new residence including legal fees and other expenses that are traditionally the responsibility of the purchaser; 6) miscellaneous expense allowance; and 7) tax gross up for relocation expenses which are taxable to you.

The Company’s relocation policy includes a requirement that you to repay such benefits in the event that you voluntarily resign from the Company within 12 months after the latest date on which you received any such benefits. The expenses incurred and reimbursed during the period in which you are commuting between Wilmington, NC and Atlanta, GA will not be subject to any repayment obligation.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 7

8.	Additional Provisions

For purposes of this Letter Agreement, “Cause” means (i) your willful failure, neglect or refusal, as determined by the reasonable judgment of the Board of Directors, to perform the material duties of your position, which willful failure, neglect or refusal has not been cured by you within thirty (3) days of receipt of detailed written notice from the Company specifying the acts or omissions constituting such failure, neglect or refusal and you have not at any time thereafter repeated such failure or failed to sustain such cure; (ii) any misconduct by you that has the effect of injuring the reputation or business of the Company or any of its affiliates in any material respect; (iii) your continued or repeated absence from work, unless such absence is approved or otherwise excused by the Board of Directors or is the result of your illness, disability or incapacity (in which event (ix) below shall control); (iv) your use of illegal drugs while on or off duty or drunkenness while on duty; (v) your conviction for the commission of a felony; (vi) your commission of an act of fraud, deceit, material misrepresentation or embezzlement against the Company or any of its affiliates; (vii) knowing, intentional or willful withholding of information from the Company regarding or related to the criminal activity of any supplier, distributor, or vendor of the Company (except as permitted by law); or (ix) your disability, which shall mean your inability to perform the essential functions of your position, with or without reasonable accommodation by the Company, for an aggregate of one hundred twenty (120) days (whether or not consecutive) during any twelve (12)-month period during your employment with the Company. For purposes of this “Cause” provision, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given by the Board of Directors or their designated representative(s) or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. Notwithstanding anything to the contrary in this Letter Agreement or any applicable plan documents, you will not be eligible to earn and will not receive any payments under this Letter Agreement if, prior to the applicable payment date, the Company determines (in its sole discretion) that facts and circumstances exist or existed that constitute Cause (even if your employment has not terminated) or if you violate any of your obligations under your confidentiality, intellectual property, non-competition, and/or non-solicitation agreements with the Company. Additionally, if the Company determines (in its sole discretion) after the payment(s) of any amount to you under this Letter Agreement that there are facts and circumstances that would have justified a termination of your employment for Cause or if you violate any of your obligations under your confidentiality, intellectual property, non-competition, and/or non-solicitation agreements with the Company, the Company may require you to repay upon thirty (30) days’ notice the gross amount of such payment(s) (or any portion thereof) previously paid to you.

For purposes of this Letter Agreement, “Good Reason” shall mean the occurrence of any of the following events, without your express written consent: (i) material diminution in your base salary; (ii) material diminution in your duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (iii) any material breach of the provisions of this Letter Agreement by the Company; (iv) relocation of your primary work location by more than fifty (50) miles from Marietta, Georgia; or (v) change in your direct reporting relationship to someone other than the Board of Directors, provided that any cessation of your service as a director of the Company will not constitute Good Reason. If you believe that Good Reason exists, you shall provide the Company with written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days of the initial existence of such circumstances, and the Company shall have a period of thirty (30) days following receipt of such notice to cure such event (if susceptible to cure). If you do not resign for Good Reason within thirty (30) days after the expiration of the applicable cure period (provided the Company did not cure same), then you will be deemed to have irrevocably waived your right to terminate for Good Reason with respect to such grounds.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 8

All amounts and benefits payable under this Letter Agreement shall be reduced by any and all required or authorized withholding and deductions. It is intended that any amounts payable under this Letter Agreement will be exempt from or, if applicable, comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). All references in this Letter Agreement to your termination of employment shall mean a separation from service within the meaning of Section 409A of the Code. Each payment under this Letter Agreement as a result of the separation of your service shall be considered a separate payment for purposes of Section 409A of the Code. Any reimbursement (including any advancement) payable to you pursuant to this Letter Agreement shall be conditioned on the submission by you of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to you within thirty (30) calendar days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which you incurred the reimbursable expense. Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year. The right to reimbursement or to an in-kind benefit pursuant to this Letter Agreement shall not be subject to liquidation or exchange for any other benefit. Notwithstanding any other provision in this Letter Agreement, if on the date of your separation from service (as defined in Section 409A of the Code) (i) the Company is a publicly traded corporation and (ii) you are a “specified employee,” as defined in Section 409A of the Code, then to the extent any amount payable under this Letter Agreement upon your separation from service constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, that under the terms of this Letter Agreement would be payable prior to the six (6) month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first day of the seventh month following your separation from service or (b) the date of your death. Notwithstanding any of the foregoing provisions of this paragraph, under no circumstances will the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by you due to any failure to comply with Section 409A of the Code.

Any notice, request, or other communication required or permitted to be given hereunder shall be made to the following addresses or to any other address designated by either of the parties hereto by notice similarly given: (a) if to the Company, to the Company’s Chairman of the Board of Directors; and (b) if to you, to your home address or personal email address as contained in the Company’s records. All such notices, requests, or other communications shall be sufficient if made in writing either (i) by personal delivery to the party entitled thereto, (ii) by e-mail with confirmation of receipt, or (iii) by express courier service, and shall be effective upon personal delivery.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 9

This Letter Agreement is enforceable by the Company and its affiliates and may be assigned or transferred by the Company to, and shall inure to the benefit of, any parent or other affiliate of the Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any discrete portion thereof. You may not assign any of his rights or obligations under this Letter Agreement.

This Letter Agreement may not be amended orally and may only be amended by a written amendment to this Letter Agreement signed by both parties. A waiver by either party hereto of any of its rights or remedies under this Letter Agreement on any occasion shall not be a bar to the exercise of the same right or remedy on any subsequent occasion or of any other right or remedy at any time. Whenever possible, each provision of this Letter Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Letter Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.

This Letter Agreement shall be governed by the internal laws of the state of Georgia, without regard to its conflict of laws rules. Paragraphs 8-10 herein will survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of your employment.

9.	Other Employment Arrangements

You will be eligible to participate in the Company’s medical, dental, vision, life insurance, and disability benefits programs the first day of the month following your first day of employment. You will be eligible to participate in the MiMedx Group 401(k) Plan effective the first day of the month following your first day of employment.

Each such benefit shall be provided in accordance with the terms of the applicable benefit plans, which may be revised at any time at the Company’s discretion. A summary of the Company’s benefits is enclosed for your review. More detailed benefits eligibility and enrollment information will be sent to you shortly after you begin employment.

This offer is contingent upon a favorable background investigation and pre-employment drug screen result. Once we receive your consent for background screening, you will receive an email from Pembrooke with instructions for the drug screen process and a Chain of Custody (COC) Registration number for specimen collection. Drug screenings must be completed within 48 hours of the Company’s receipt of your executed consent for background screening.

The email from Pembrooke will also contain the addresses and phone numbers of the lab facilities closest to your home address. To find another lab facility that may be more convenient for you, please call 1-800-939-4782, Monday — Friday from 6am to midnight (CST). No appointments are necessary. Please make sure that you bring the COC Registration number and photo identification, such as your driver’s license.

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 10

The Company is committed to the highest standards of integrity and to treating its customers, employees, fellow workers, business partners and competitors in good faith and fair dealing. We expect employees to share the same standard and values. By accepting this offer, you agree that throughout your employment, you will observe all of the Company’s rules governing conduct of its business and employees, including its policies protecting employees from illegal discrimination and harassment, as those rules and policies may be amended from time to time. The Company’s obligation to provide (or continue to provide) any payments or other benefits under this Letter Agreement is expressly contingent upon you remaining in compliance with Company policies and your obligations under your confidentiality, intellectual property, non-competition, and/or non-solicitation agreements with the Company.

As an employee of MiMedx, you are prohibited from the use or disclosure of confidential information or trade secrets obtained from your past employers. If you have any such documents in your possession, you are expected to return them to the respective organization, and during the course of your employment with the Company, not bring onto MiMedx premises or utilize in any manner such documents, confidential information or trade secrets. While you have not made the Company aware of any such information in your possession, we urge you to abide by this prohibition if such information is currently in your possession.

This offer of employment is contingent on the absence of any restrictive covenants that would prevent you from conducting the duties and responsibilities of your position with MiMedx. By your acceptance of this offer, you represent that you are not a party to any non-disclosure, restrictive covenant or invention assignment agreements. If you become aware of any such agreements to which you are a party, by your acceptance of this offer, you agree to provide us with a copy of such additional agreements.

As a condition of your employment and in consideration of the Company’s promises and other undertakings in this Letter Agreement, you agree to sign and comply with the enclosed MiMedx Confidentiality and Non-Solicitation Agreement, MiMedx Employee Inventions Assignment Agreement, and MiMedx Non-Competition Agreement. If the provisions of this offer are agreeable to you, please sign this letter to indicate your acceptance and return one copy along with the above-referenced agreements in the enclosed self-addressed envelope.

The offer of employment is also conditioned on the favorable completion of an Executive Assessment conducted by a Company-selected PhD Psychologist holding advanced training and expertise in organizational physiology and associated with a firm specializing in providing such services throughout multiple industry sectors including healthcare and the biopharmaceutical industry.

*    *    *

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 11

Tim, I am delighted to extend this offer to you and look forward to an exciting and mutually rewarding business association. We look forward to you joining MiMedx. Please feel free to contact me via email or telephonically if you have any questions. I can be reached at 770-330-4062 or tkuntz@mimedx.com.

Sincerely,

Thorton A. Kuntz, Jr.

Senior Vice President, Administration

cc: MiMedx Board of Directors

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com

CONFIDENTIAL
Timothy R. Wright Page 12

ACCEPTANCE

I have read and understand the foregoing which constitutes the entire and exclusive agreement between the Company and the undersigned and supersedes all prior or contemporaneous proposals, promises, understandings, representations, conditions, oral or written, relating to the subject matter of this agreement. I understand and agree that my employment is at-will and is subject to the terms and conditions contained herein.

/s/ Timothy R. Wright	April 10, 2019
Timothy R. Wright	Date

Innovations In Regenerative Biomaterials

MiMedx Group, Inc. | 1775 West Oak Commons Ct NE | Marietta, GA 30062 | 770.651.9100 | Fax 770.590.3550 | www.mimedx.com